UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 21, 2015

FOUR OAKS FINCORP, INC.
(Exact name of registrant as specified in its charter)

North Carolina	000-22787	56-2028446
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6114 U.S. 301 South Four Oaks, North Carolina	27524
(Address of principal executive offices)	(Zip Code)

(919) 963-2177
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2015, the Board of Directors (the “Board”) of Four Oaks Fincorp, Inc. (the “Company”) appointed Lisa S. Herring as the Chief Operating Officer of the Company and Four Oaks Bank & Trust Company, the Company’s wholly-owned subsidiary (the “Bank”), effective as of January 4, 2016. In connection with this appointment, the Bank and Ms. Herring entered into Amendment No. 1 to the Amended and Restated Executive Employment Agreement, dated January 4, 2016, by and between the Bank and Ms. Herring. In addition to serving as Chief Operating Officer, Ms. Herring will continue to serve in her current role of Chief Risk Officer of the Bank.  Ms. Herring will not receive any additional compensation in connection with this appointment.

Ms. Herring, age 40, has served as the Bank’s Executive Vice President and Chief Risk Officer since July 2009.  From 2005 until July 2009, Ms. Herring served as the Bank’s Senior Vice President and General Auditor, and, from 2002 until 2005, Ms. Herring served as the Bank’s Vice President and General Auditor.

Certain of the Company’s directors and executive officers, members of their immediate families, and entities with which they are involved are customers of, and borrowers from, the Bank in the ordinary course of business. All loans and other extensions of credit made by the Bank to such individuals are made substantially on the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with other customers. In the opinion of management, these loans do not involve more than normal risk of collectability or contain other unfavorable features.

A copy of the press release announcing the appointment of Ms. Herring and the previously disclosed resignation of Ayden R. Lee, Jr. from his position as Executive Chairman of the Company is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

	Exhibit No.	Description of Exhibit

	99.1	Press Release issued on January 5, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOUR OAKS FINCORP, INC.

	By:	/s/ David H. Rupp
David H. Rupp
President and Chief Executive Officer

Date: January 5, 2016

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release issued on January 5, 2016